Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
ROBIN ENERGY LTD.
of
Up to 1,000,000 Shares of its Common Stock, Including the Associated Preferred Share Purchase Rights Attached Thereto,
at a Purchase Price of $3.00
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON APRIL 23, 2026
UNLESS THE OFFER IS EXTENDED.
ROBIN ENERGY LTD., a Marshall Islands corporation (the “Company,” “Robin”, “we,” or “us”), is offering to purchase up to 1,000,000 shares of its common stock, par value of $0.001 per share (the “Common Stock”), and the associated preferred share purchase rights attached thereto, at a price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the Common Stock of the Company.
The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
The shares are listed and traded on the Nasdaq Capital Market (“NASDAQ”) under the symbol “RBNE.” On March 23, 2026, the reported closing price of the shares on the NASDAQ was $1.10 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 7.
Our Board of Directors has unanimously approved the Offer. However, neither the Company, nor its Board of Directors, Broadridge Corporate Issuer Solutions LLC (the “Depositary”) or Georgeson LLC (the “Information Agent”) is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. See Section 10.
If the Offer is oversubscribed, we will purchase shares (a) first, from any eligible shareholder who owns beneficially of record an aggregate of not more than 99 Shares (“Odd lot Shareholders”), and (b) thereafter, on a pro rata basis from all shareholders who properly tender shares. See Section 1.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT
If you desire to tender all or any portion of your shares, you should either:
(1)
(a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or
(2)
if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.
Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. We refer to the shares of our Common Stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.
Who is offering to purchase my shares?
ROBIN ENERGY LTD.
What is the Company offering to purchase?
We are offering to purchase up to 1,000,000 shares of our Common Stock, including the associated preferred share purchase rights attached thereto. See Section 1.
What will the purchase price for the shares be and what will be the form of payment?
We are offering to purchase up to 1,000,000 shares of the Common Stock, at a price of $3.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.
If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
What happens if fewer than 1,000,000 shares are tendered?
The Offer is not conditioned on any minimum number of shares being tendered. If fewer than 1,000,000 shares are properly tendered, subject to the conditions of the Offer, we will purchase all shares that are properly tendered and not properly withdrawn.
What happens if more than 1,000,000 shares are tendered?
If more than 1,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time (as defined herein), we will purchase shares, subject to the terms of the Offer (a) first, from any Odd Lot Shareholders and (b) thereafter, on a pro rata basis with respect to shares tendered prior to the Expiration Time. Because of the proration provision described above, we may not purchase all of the shares that you tender if more than 1,000,000 shares are properly tendered and not properly withdrawn. See Section 1.
You may tender all or any portion of the shares you own, even if the number of shares you own exceeds the number of shares we may accept for purchase in the Offer. If more than 1,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares, subject to the terms of the Offer (a) first, from any Odd Lot Shareholders and (b) thereafter, on a pro rata basis with respect to shares tendered prior to the Expiration Time.
How will the Company pay for the shares?
Assuming that the maximum of 1,000,000 shares are tendered in the Offer at the purchase price of $3.00 per share, the aggregate purchase price will be approximately $3,000,000. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.
How long do I have to tender my shares? Can the Offer be extended, amended or terminated?
You may tender your shares until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., Eastern Time, on April 23, 2026 (the “Expiration Time”), unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.
How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
What is the purpose of the Offer?
We are conducting a tender offer for 1,000,000 shares of our Common Stock, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. The terms of the Offer were approved by our Board of Directors on March 24, 2026.. Our Board of Directors has determined that the Offer is a prudent use of our existing cash available and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the Offer to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and without incurring broker’s fees or commissions associated with open market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.
We do not have any current plans to conduct additional tender offers or otherwise purchase additional shares of Common Stock. However, there can be no assurances that we will not do so in the future based on our evaluation of future market conditions and what we believe to be in the best interests of our shareholders.
What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:
•
The closing price of our Common Stock on the NASDAQ shall not on any business day prior to (and including the date of) the Expiration Time be more than 10% below the closing price of our Common Stock on March 23, 2026.

•
The Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall not close on any business day prior to (and including the date of) the Expiration Time more than 10% below its respective close on March 23, 2026.

•
No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, shall have occurred during the Offer.
•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any of our subsidiaries.
•
No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, or stock ownership shall have occurred.
•
We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our Common Stock to be subject to delisting from NASDAQ (this determination shall be made by us).

The Offer is subject to a number of other conditions described in greater detail in Section 6.
Following the Offer, will the Company continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from NASDAQ or to stop being subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares to be subject to delisting from NASDAQ. See Section 6. Our Common Stock is registered under Section 12(b) of the Exchange Act, and therefore we are subject to the reporting requirements of the Exchange Act. Our Common Stock will continue to be registered under Section 12(b) of the Exchange Act following the completion of the Offer in accordance with its terms and conditions. See Section 11.
How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before the end of the day, 5:00 P.M., Eastern Time, on April 23, 2026, or any later time and date to which the Offer may be extended:
•
If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you. It is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.
•
If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before the end of the day, 5:00 P.M., Eastern Time, on April 23, 2026, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. See Section 4.
How do I withdraw shares I previously tendered?
To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has unanimously approved the Offer. Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Do the directors or executive officers of the Company intend to tender their shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer as all shareholders that will choose not to tender their shares. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
If I decide not to tender, how will the Offer affect my shares?
Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding Common Stock following the consummation of the Offer. See Section 2.
What is the recent market price of my shares?
On March 23, 2026, the reported closing price of the shares listed on NASDAQ was $1.10 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 7.
When will the Company pay for the shares I tender?
We will announce the results of proration and will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the Expiration Time. See Section 5.
Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.
What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. Along with your Letter of Transmittal, you are asked to submit the IRS Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain non-U.S. individuals and entities). All shareholders should review the discussion in Section 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.
Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?
The terms of the Offer were approved by our Board of Directors on March 24, 2026. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9. For the avoidance of doubt, as of the date of this Offer to Purchase, we have no present intention or authority (from our board of directors) to conduct any further tender offers for our shares of
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Common Stock or to repurchase any of our shares of Common Stock outside of the Offer, whether through a Rule 10b-18 purchase plan or otherwise. Based on future market conditions both for our Common Stock and the tanker and LPG carrier industry as well as our future cash position, we may evaluate and determine to seek to purchase additional shares in the future.
To whom can I talk if I have questions?
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, at (866) 765-9035 (toll free) or +1 (646) 922-9320 (if outside of the U.S.). Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations, and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as well as the factors relating to the transactions discussed in this Offer to Purchase and the following: (i) the effects of our spin-off from Toro Corp. (“Toro”); (ii) our business strategy, expected capital spending and other plans and objectives for future operations, including our ability to expand our business as a new entrant to the product tanker and liquefied petroleum gas (“LPG”) carrier shipping industry sector; market conditions and trends, including volatility and cyclicality in charter rates, factors affecting supply and demand for vessels such as fluctuations in demand for and the price of the products we transport, fluctuating vessel values, changes in worldwide fleet capacity, opportunities for the profitable operations of vessels in the segments of the shipping industry in which we operate and global economic and financial conditions, including interest rates, inflation and the growth rates of world economies; (iii) our ability to realize the expected benefits of any vessel acquisitions or sales, and the effects of any change in our fleet’s size or composition, increased transaction costs and other adverse effects (such as lost profit) due to any failure to consummate any sale of our vessels, on our future financial condition, operating results, future revenues and expenses, future liquidity and the adequacy of cash flows from our operations; (iv) our relationships with our current and future service providers and customers, including the ongoing performance of their obligations, dependence on their expertise, compliance with applicable laws, and any impacts on our reputation due to our association with them; (v) the availability of debt or equity financing on acceptable terms and our ability to comply with the covenants in agreements relating thereto, in particular due to economic, financial or operational reasons; (vi) our continued ability to enter into time charters, voyage charters or pool arrangements with existing and new customers and pool operators, and to re-charter our vessels upon the expiry of the existing pool agreement and time charter as applicable; (vii) any failure by our contractual counterparties to meet their contractual obligations; (viii) changes in our operating and capitalized expenses, including bunker prices, dry-docking, insurance costs, costs associated with regulatory compliance and costs associated with climate change; (ix) our ability to fund future capital expenditures and investments in the refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue); (x) instances of off-hire; (xi) fluctuations in interest rates and currencies, including the value of the U.S. dollar relative to other currencies; (xii) any malfunction or disruption of information technology systems and networks that our operations rely on or any impact of a possible cybersecurity breach; (xiii) existing or future disputes, proceedings or litigation; (xiv) future sales of our securities in the public market, our ability to maintain compliance with applicable listing standards or the delisting of our Common Stock; (xv) volatility in our share price; (xvi) potential conflicts of interest involving members of our Board, including Chief Executive Officer, senior management and certain of our service providers that are related parties; (xvii) general domestic and international geopolitical conditions, such as political instability, events or conflicts (including armed conflicts, such as the war in Ukraine and the conflicts in the Middle East), acts of piracy or maritime aggression, such as recent maritime incidents involving vessels in and around the Red Sea, sanctions, “trade wars” (including as a result of tariffs imposed by the United States or other countries and other protectionist measures, such as port fees), and potential governmental requisitions of our vessels during a period of war or emergency; (xix) global public health threats and major outbreaks of disease; (xx) any material cybersecurity incident; (xxi) changes in seaborne and other transportation, including due to the maritime incidents in and around the Red Sea, fluctuating demand for LPG carriers and tankers and/or disruption of shipping routes due to accidents, political events, international sanctions, international hostilities and instability, piracy, smuggling or acts of terrorism; (xxii) changes in governmental rules and regulations or actions taken by regulatory authorities, including changes to environmental regulations applicable to the shipping industry and to vessel rules and regulations, as well as changes in inspection procedures and import and export controls; (xxiii) inadequacies in our insurance coverage; (xxiv) developments in tax laws, treaties or regulations or their interpretation in any country in which we operate and changes in our tax treatment or classification; (xxv) the impact of climate change, adverse weather and natural disasters; (xxvi) accidents or the occurrence of other unexpected events, including in relation to the operational risks associated with transporting refined petroleum and LPG products; and (xxvii) other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission, or the SEC, and NASDAQ. We caution readers of this Offer to Purchase not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise any forward-looking statements.
You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Offer to Purchase or the documents incorporated by reference into this Offer to Purchase and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.
You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
We invite our shareholders to tender shares of our Common Stock. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 1,000,000 shares of Common Stock, including associated preferred share purchase rights attached thereto, at a price of $3.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.
The Offer will expire at the end of the day, 5:00 P.M. Eastern Time, on April 23, 2026, unless extended.
Because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.
Tendering shareholders whose shares are registered in their own names and who tender directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
As of March 23, 2026, there were 7,572,151 shares of our Common Stock issued and outstanding. The 1,000,000 shares that we are offering to purchase hereunder represent approximately 13.21% of the total number of issued shares of our Common Stock as of March 23, 2026. The shares are listed and traded on NASDAQ under the symbol “RBNE”. On March 23, 2026, the closing price of the shares as quoted on NASDAQ was $1.10 per share.
Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 7.

THE OFFER
1.	Terms of the Offer
General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 1,000,000 shares of our Common Stock, or if fewer than 1,000,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a purchase price of $3.00 per share (the “Purchase Price”), net to the sellers in cash for a total maximum Purchase Price of up to $3,000,000 as further described below under the heading “Purchase Price.”
The term “Expiration Time” means the end of the day, 5:00 P.M., Eastern Time, on April 23, 2026, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
In the event of an over-subscription of the Offer as described below, the Company will purchase shares (a) first, from any Odd Lot Shareholders and (b) thereafter, on a pro rata basis with respect to shares tendered prior to the Expiration Time.
Except as described herein, withdrawal rights expire at the Expiration Time.
If we:
•	increase the price to be paid for shares above $3.00 per share or decrease the price to be paid for shares below $3.00 per share;
•	increase the number of shares being sought in the Offer to exceed a total of 1,000,000 shares; or
•	decrease the number of shares being sought in the Offer; and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 Midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14:

then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 Midnight, Eastern Time.
Purchase Price
The Purchase Price is $3.00 per common share. The Purchase Price has been calculated based on a premium of approximately 173% to the closing price of the Common Stock on NASDAQ as of March 23, 2026.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
All shares we acquire in the Offer will be acquired at the same purchase price. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering shareholders at our expense promptly after the Offer expires.
If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 1,000,000 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.
Upon the terms and subject to the conditions of the Offer, if more than 1,000,000 shares have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares (a) first, from any Odd Lot Shareholders and (b) thereafter all properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below. Due to this proration provision, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.
Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders. We will announce the final proration factor and commence payment for any shares purchased pursuant to the Offer promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans
Purpose of the Offer. We are conducting a tender offer for up to 1,000,000 shares of our Common Stock, representing an aggregate purchase price of approximately $3,000,000 at the offer price of $3.00 per share, which we may accept for payment in the Offer in accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”). The terms of the Offer were approved by our Board of Directors on March 24, 2026. Our Board of Directors has determined that the Offer is a prudent use of our existing cash available and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders to share in a higher portion of our future potential.
The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and shares without incurring broker’s fees or commissions associated with open market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.
We do not have any current plans to conduct additional tender offers or otherwise purchase additional Common Stock. However, there can be no assurances that we will not do so in the future based on our evaluation of future market conditions and what we believe is the best interests of our shareholders.
Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so.
If the Offer is oversubscribed, we will purchase shares (a) first, from any Odd Lot Shareholders and (b) thereafter, on a pro rata basis with respect to shares tendered prior to the Expiration Time. See Section 1.
Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. However, we may not be able to issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future. There are no material differences in the rights of security holders as a result of the transaction.
Shares we acquire pursuant to the Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our Common Stock following completion of the Offer.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.
Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future);

•	any material change in our present dividend rate or policy, indebtedness, capitalization, our corporate structure or our business;
•	any class of our equity securities ceasing to be authorized to be listed on NASDAQ;
•	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;
•	the suspension of our obligation to file reports under the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes to our articles of incorporation, bylaws, or other governing instruments or other actions that could impede the acquisition of control of our company.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.
3.	Procedures for Tendering Shares
Valid Tender. For a shareholder to make a valid tender of shares under the Offer:
(i)	the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•
a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below), and any other required documents; and

•
either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below); or

(ii)	the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.
The valid tender of shares by you according to one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.
Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within four business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, and an agent’s message must be transmitted to, and received by, the Depositary prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.
The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.
The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.
Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when practically and actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
For purposes hereof, a “registered holder” of tendered shares will include any holder whose shares are registered in their own name, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the signature on the Letter of Transmittal must be guaranteed. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:
•	your tender is made by or through an eligible institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and
•
the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one business day after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility with an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.
Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the book-entry transfer facility will credit the shares to the appropriate account maintained by the tendering shareholder, in each case without expense to the shareholder.
Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion (which may delegate power in whole or in part to the Depositary), and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering shareholders may challenge our determinations in a court of competent jurisdiction and tendering shareholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.
Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (877) 830-4936. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace such certificates.
4.	Withdrawal Rights
Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares.
For a withdrawal to be effective, a written notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.
If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, the broker, dealer, commercial bank, trust company or other nominee that tendered through book-entry transfer must submit a withdrawal request through the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion (and may delegate power in whole or in part to the Depositary), all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:
•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,
•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and
•	any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.
Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the holder and satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, may need to be submitted. See Instruction 6 of the Letter of Transmittal.
6.	Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the Offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•
the closing price of our Common Stock on NASDAQ is, on any business day prior to (and including the date of) the Expiration Time, more than 10% below the closing price of our Common Stock on March 23, 2026;

•
the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index closes, on any business day prior to (including the date of) the Expiration Time more than 10% below its respective close on March 23, 2026;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;
•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;
•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
•
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

we learn that:
•
any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise;

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 23, 2026, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to cause the shares to be subject to delisting from NASDAQ.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of the Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offering. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the shareholders of such condition in the form of an amendment to the tender offer and advise whether the Company elects to waive such condition and if necessary, extend the Expiration Time of the Offer.
Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.
7.	Price Range of the Shares
The shares are traded on the NASDAQ under the symbol “RBNE”. The following table sets forth, for each of the periods indicated, the high and low closing prices per share as reported by the NASDAQ, based on published financial sources.

Fiscal Year Ending December 31, 2026	High	Low
First Quarter[1]	$5.29	$1.05

Fiscal Year Ending December 31, 2025	High	Low
Second Quarter[2]	$102.85	$11.90
Third Quarter	$24.95	$6.15
Fourth Quarter	$8.75	$2.78

On March 23, 2026, the reported closing price of the shares listed on the NASDAQ was $1.10 per share. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.
8.	Source and Amount of Funds
Assuming that 1,000,000 shares are purchased in the Offer at the purchase price of $3.00 per share, the aggregate purchase price will be $3,000,000. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents. We do not have any plans for any alternative financing arrangements or alternative financing plans if the primary financing plan to use our cash and cash equivalents falls through.
9.	Information About Robin Energy Ltd.
Robin was incorporated by Toro under the laws of the Republic of the Marshall Islands on September 24, 2024 as Robin Energy Ltd., to serve as the holding company of the Robin Subsidiaries in connection our spin off from Toro. On April 14, 2025, Toro contributed to us (a) its interest in the subsidiaries comprising its tanker fleet, Vision Shipping Co., owning one tanker vessel and Xavier Shipping Co., a subsidiary formerly owning the M/T Wonder Formosa (which was sold pursuant to a memorandum of agreement entered into on September 1, 2023 and delivered to its new owner on November 16, 2023) and (b) $10.4 million in cash in cash for additional working capital, in exchange
[1]	For the period beginning January 1, 2026 and ending March 23, 2026.
[2]	For the period beginning April 15, 2025 and ending June 30, 2025.

for all of our issued and outstanding Common Stock, the issue of 2,000,000 Series A Preferred Shares, each carrying 100,000 votes on all matters on which our shareholders are entitled to vote but no economic rights, to Toro and the issue of 40,000 Series B Preferred Shares to Pelagos, a company controlled by Petros Panagiotidis, our and Toro's Chairman and Chief Executive Officer, against payment of their nominal value. On April 14, 2025, Toro distributed all of our Common Stock on a pro rata basis to its holders of common stock (the “Distribution”). Our Common Stock commenced trading on April 15, 2025 on the Nasdaq Capital Market under the symbol “RBNE”.
We are an international ship-owning company providing energy transportation services globally. We currently own, charter and operate an ocean going tanker and two LPG carrier vessels and provide worldwide seaborne transportation services for refined petroleum and liquefied petroleum gas (“LPG”) products. Our fleet is currently contracted to operate in a mix of pool and time charter employment. Our commercial strategy primarily focuses on deploying our fleet under a mix of pools, voyage charters and time charters according to our assessment of market conditions.. Our principal executive office is at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus. Our telephone number at that address is +357 25 357 769. Our website is www.robinenergy.com.
Operations
Our vessels are commercially and technically managed by Castor Ships S.A. (“Castor Ships”), a company controlled by our Chairman and Chief Executive Officer, Petros Panagiotidis. Pursuant to a Master Management Agreement between us and Castor Ships entered into on April 14, 2025, Castor Ships manages our business overall and provides us with crew management, technical management, operational employment management, insurance management, provisioning, bunkering, commercial, chartering and administrative services, including, but not limited to, securing employment for our vessels, arranging and supervising the vessels’ commercial operations, handling all of the Company’s vessels sale and purchase transactions, undertaking related shipping projects, management advisory and support services, accounting and audit support services, as well as other associated services requested from time to time by us. Castor Ships may choose to subcontract these services to other parties at its discretion. As of today, we maintain a fleet of two LPG carrier vessels and one vessel with an aggregate fleet cargo carrying capacity of 0.05 million dwt and an average fleet age of 12.2 years.
Directors and Senior Management
Set forth below are the names, ages and positions of our directors and executive officer. Our Board currently consists of three directors. Our Board is divided into three classes of directors (Class A, Class B and Class C). Our Class A, Class B and Class C directors’ initial terms expire in 2026, 2027 and 2028,, respectively. Following the expiration of our directors’ initial terms, directors shall be elected annually on a staggered basis thereafter and each director will hold office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director’s death, resignation, removal or the earlier termination of his or her term of office.

Name	Age	Position
Petros Panagiotidis	35	Chairman, Chief Executive Officer and Class C Director
Dionysios Makris	45	Secretary and Class B Director
John Paul Syriopoulos	35	Class A Director
Theologos Pagiaslis	40	Chief Financial Officer

Pani Corp. is a corporation organized under the laws of the Republic of Liberia. Pani is controlled by the Company’s Chairman and Chief Executive Officer, Petros Panagiotidis. As of March 23, 2026, Mr. Panagiotidis beneficially owns 116,081 shares of Common Stock. The 116,081 shares of Common Stock represent 1.53% of shares of Common Stock outstanding, as of March 23, 2026. Mr. Panagiotidis also beneficially owns through Pelagos Holding Corp., a company controlled by Mr. Petros Panagiotidis, 40,000 of the Company’s Series B Preferred Shares, representing all such Series B Preferred Shares outstanding, each Series B Preferred Share having the voting power of 100,000 shares of Common Stock. Mr. Panagiotidis therefore beneficially owns 2.05% of the Company’s total outstanding share capital and controls 99.8% of the aggregate voting power of the Company’s total issued and outstanding share capital.
The business address of each officer and director is the address of our principal executive offices, which are located at 223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus.
Biographical information with respect to each of our directors and executive officers is set forth below.

Petros Panagiotidis is the founder of the Company and he has served as our Chairman and Chief Executive Officer since the Distribution, being responsible for the implementation of our business strategy and the overall management of our affairs. Additionally, he has been holding the positions of Chairman and Chief Executive Officer of Toro since it became an independent, publicly listed company in March 2023, while he also serves as Chairman and Chief Executive Officer of Castor Maritime, a company he founded in 2017. Before establishing Castor Maritime, Toro and the Company, he gained extensive experience working in shipping and investment banking positions, with a focus on operations and corporate finance. Mr. Panagiotidis holds a Bachelor’s degree in International Studies and Mathematics from Fordham University and a Master’s degree in Management and Systems from New York University. In 2023, Mr. Panagiotidis received the Lloyd’s List Next Generation Shipping Award in recognition for his achievements within the maritime sector.
Dionysios Makris has been a non-executive member and Secretary of our Board since the Distribution and serves as a member of the Company’s Audit Committee. Additionally, Mr. Makris has been a non-executive member, Secretary and member of the Audit Committee of Castor Maritime Inc. since its establishment in September 2017. He is a lawyer and has been a member of the Athens Bar Association since September 2005. He is currently based in Piraeus, Greece and is licensed to practice law before the Supreme Court of Greece. He practices mainly shipping and commercial law and is involved in both litigation and transactional practice. He holds a Bachelor of Laws degree from the Law School of the University of Athens, Greece and a Master of Arts degree in International Relations from the University of Warwick, United Kingdom.
John Paul Syriopoulos has been a non-executive member of our Board since the Distribution and serves as Chairman of the Company’s Audit Committee. For the last 13 years, Mr. Syriopoulos has been with a leading global investment bank, where he now serves as Vice President in the Fixed Income Technology department, leading a team responsible for driving front-to back technology solutions ensuring reliable data distribution, comprehensive risk management and transparent and efficient financial reporting, covering the APAC, EMEA and NYC regions. Mr. Syriopoulos holds a Bachelor’s degree in Industrial Engineering, from Worcester Polytechnic Institute.
Theologos Pagiaslis has been our Chief Financial Officer since the Distribution. He brings over 15 years of experience in investment banking, capital markets and corporate strategy. Prior to joining Robin, Mr. Pagiaslis served as an Investment Banking Director at Citigroup in London, where he led origination, capital structuring and advisory efforts for financial institutions and corporates. He has worked on numerous high-profile capital markets and strategic advisory transactions, helping issuers across Europe, Middle East and Africa. Earlier in his career, Mr. Pagiaslis worked at the London Stock Exchange Group where he contributed to corporate strategy development and capital markets pricing. He holds a Bachelor of Engineering from the University of Warwick and a Master’s Degree from the London School of Economics and Political Science.
Employees
We have no employees. As described above in Section 9, our vessels are commercially and technically managed by Castor Ships.
Where You Can Find More Information
We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, Common Stock, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.
(a)	Our Annual Report on Form 20-F for the year December 31, 2024, filed with the SEC on April 15, 2025;
(b)
Our reports on Form 6-K dated June 17, 2025, June 18, 2025, June 20, 2025, June 25, 2025, July 10, 2025, July 31, 2025, August 5, 2025, September 12, 2025, September 16, 2025, October 1, 2025, October 1, 2025 (other than the section of Exhibit 99.1 attached thereto entitled “Management Commentary”), October 23, 2025 (other than the section of Exhibit 99.1 attached thereto entitled “Management Commentary”), October 27, 2025, November 13, 2025, November 13, 2025, December 4, 2025, December 16, 2025, December 22, 2025, December 29, 2025, March 4, 2026, March 11, 2026 and March 12, 2026.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:
ROBIN ENERGY LTD.
223 Christodoulou Chatzipavlou Street, Hawaii Royal Gardens, 3036 Limassol, Cyprus
Attention: Finance Dept.
Phone number: + 357 25 357 769
E-mail: finance@robinenergy.com
Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http://www.robinenergy.com. Information contained on our website is not part of, and is not incorporated into, this Offer.
10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
As of March 23, 2026, there are 7,572,151 shares of Common Stock issued and outstanding. The 1,000,000 shares we are offering to purchase under the Offer represent approximately 13.21% of the total number of issued and outstanding shares as of March 23, 2026.
The following table sets forth information regarding ownership of our Common Stock, par value $0.001 of which we are aware as of March 23, 2026, for (i) beneficial owners of five percent or more of our Common Stock and (ii) our officers and directors, individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each share of Common Stock held, with the exception of the holders of our Series B Preferred Shares, which are entitled to 100,000 votes per share.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. To the extent that one or more of the persons listed in the table below tender some or all of its shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.

Identity of Person or Group	Number of Shares Owned	Percent of Class* (%)
Pani Corp.(1)	116,081	1.53
All other officers and directors as a group(2)	—	—

*	Based on 7,572,151 shares of Common Stock outstanding as of March 23, 2026.
(1)
Pani Corp. is a corporation organized under the laws of the Republic of Liberia. Pani is controlled by the Company’s Chairman and Chief Executive Officer, Petros Panagiotidis. As of March 23, 2026, Mr. Panagiotidis beneficially owns 116,081 shares of Common Stock. The 116,081 shares of Common Stock represent 1.53% of shares of Common Stock outstanding, as of March 23, 2026. Mr. Panagiotidis also beneficially owns through Pelagos Holding Corp., a company controlled by Mr. Petros Panagiotidis, 40,000 of the Company’s Series B Preferred Shares, representing all such Series B Preferred Shares outstanding, each Series B Preferred Share having the voting power of 100,000 shares of Common Stock. Mr. Panagiotidis therefore beneficially owns 2.05% of the Company’s total outstanding share capital and controls 99.81% of the aggregate voting power of the Company’s total issued and outstanding share capital.

(2)	Excluding Petros Panagiotidis, none of the directors and executive officers individually, nor taken as a group, hold more than 1% of the outstanding shares of Common Stock.
Our Series A Preferred Shares are convertible, in whole or in part but not in an amount of less than 40,000 Series A Preferred Shares, at their holder’s option, to shares of Common Stock at any time and from time to time from and after the second anniversary of their issue date. Subject to certain adjustments, the “Conversion Price” for any conversion of the Series A Preferred Shares shall be the lower of (i) 200% of the volume weighted average price (“VWAP”) of our shares of Common Stock over the five consecutive trading day period commencing on and including the Distribution Date, and (ii) the VWAP of our shares of Common Stock over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The number of shares of Common Stock to be issued to a converting holder shall be equal to the quotient of (i) the aggregate stated amount of the Series A Preferred Shares converted plus Accrued Dividends (but excluding any dividends declared but not yet paid) thereon on the date on which the conversion notice is delivered divided by (ii) the Conversion Price. If converted by Toro, Toro will have registration rights in relation to the shares of Common Stock issued upon conversion.
Assuming that we purchase an aggregate of 1,000,000 shares in this offering and that none of our directors or officers sell any shares in the Offer, the beneficial ownership of our directors and executive officers named in the table above will change to 1.77% of our total issued and outstanding shares from 20.61% of our total issued and outstanding shares as of March 23, 2026, reflecting an aggregate increase in beneficial share ownership by all directors and officers of 3.14%.
Recent Securities Transactions
Since January 23, 2026, we have sold 3,770,905 shares of Common Stock pursuant to sales under our At-the-Market offering agreement with Maxim Group LLC and Rodman & Renshaw LLC. The sales were made at an average price of $3.94 per share.
Additionally, on February 9, 2026, February 27, 2026 and March 2, 2026 we issued an aggregate of 769,109 shares of Common Stock to an investor pursuant to cashless exercises of certain pre-funded warrants which were issued on October 27, 2025.
11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act
The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.
We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from NASDAQ. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be subject to delisting from NASDAQ. See Section 6.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders.
12.	Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.
13.	Certain Material U.S. Federal Income Tax Consequences of the Offer.
The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions or “financial services entities”; broker-dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the United States; persons that actually or constructively own 10% or more of our voting shares; persons that hold our warrants; persons that hold our Common Stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; persons required to recognize income no later than when such income is included on an “applicable financial statement”; or persons whose functional currency is not the U.S. dollar). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.
As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.
If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors.
Holders of shares that are not U.S. Holders are referred to as “non-U.S. Holders”.
Material Considerations of U.S. Holders
Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a

“substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Assuming we are not treated as a passive foreign investment company (“PFIC”), for any taxable year, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.
If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution. Subject to the PFIC rules discussed below, any distributions made by us with respect to Common Stock to a U.S. Holder will generally constitute dividends, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Stock on a dollar-for-dollar basis and thereafter as capital gain. We do not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, U.S. Holders should expect to generally treat any distributions we make as dividends. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.
Dividends paid on our Common Stock to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as ordinary income. However, if a U.S. Holder is a U.S. Non-Corporate Holder, dividends that constitute qualified dividend income will be taxable to such U.S. Holder at the preferential rates applicable to long-term capital gains provided that such U.S. Holder hold the shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends paid with respect to the shares generally will be qualified dividend income provided that, in the year that the U.S. Holder receives the dividend, the shares are readily tradable on an established securities market in the United States. Shares of our Common Stock are listed on the Nasdaq Capital Market, and we therefore expect that dividends will be qualified dividend income (subject to the discussion of PFIC treatment below).
Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by us in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value in certain circumstances) or dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in a share of Common Stock. If we pay an “extraordinary dividend” on our Common Stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such Common Stock will be treated as long-term capital loss to the extent of such dividend.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules would apply to a U.S. Holder with respect to the sale of shares in the Offer if we were to be treated as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our shares of Common Stock, either

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•
at least 50% of the average value of the assets held by the corporation during such taxable year (generally determined by reference to the corporation’s assets on the last day of each calendar quarter) produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiaries’ corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute “passive income” for these purposes. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.
In general, income derived from the bareboat charter of a vessel will be treated as “passive income” for purposes of determining whether we are a PFIC, and such vessel will be treated as an asset which produces or is held to produce “passive income.” On the other hand, income derived from the time charter of a vessel should not be treated as “passive income” for such purpose, but rather should be treated as services income; likewise, a time chartered vessel should generally not be treated as an asset which produces or is held for the production of “passive income.”
Based on our current assets and activities, we do not believe that we were a PFIC for the 2024 taxable year and we do not believe we will be a PFIC for the current taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, we take the position that the gross income we derive or are deemed to derive from the time and voyage chartering activities and pool arrangements of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, particularly the vessels, should not constitute passive assets for purposes of determining whether we were a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with our position.
PFIC status is also determined annually, and further depends upon the composition of our gross income and assets, both of which are subject to change. Therefore, there can be no assurance as to our PFIC status for the current taxable year or for future taxable years, nor any assurance that the IRS or a court will agree with our determination of our PFIC status.
Notwithstanding any election that a U.S. Holder makes with regard to our shares, dividends received from us will not constitute qualified dividend income to such U.S. Holder if we were to be a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, a U.S. Holder must include the gross amount of any such dividend in its gross income, and it will be subject to taxation as ordinary income.
If we were to be treated as a PFIC for the current or any prior taxable year, a U.S. Holder exchanging its shares for cash in the Offer could be subject to additional taxes and interest charges under the Default PFIC Regime described below, unless the U.S. Holder makes or has made an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF Election” or a “mark-to-market” election with respect to the Common Stock.
If we were to be treated as a PFIC for the current or any prior taxable year, a U.S. Holder who does not make or has not made either a QEF Election or a “mark-to-market” election, whom we refer to as a “Non-Electing Holder,” would be subject to the Default PFIC Regime with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Common Stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the Common Stock), and (2) any gain realized on the sale, exchange or other disposition of our Common Stock (including pursuant to the Offer). Under the Default PFIC Regime:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the Common Stock;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

A U.S. Holder making or that has made a QEF Election or a “mark-to-market” election with respect to our Common Stock will be subject to tax rules that are different to the Default PFIC Regime described above. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules and the tax consequences to them in the event that we are determined to be a PFIC for the current taxable year, the availability of a QEF Election or a “mark-to-market” election with respect to our Common Stock, and any applicable information reporting requirements.
Material Considerations of Non-U.S. Holders.
Tendering Non-U.S. Holders of shares generally should not be subject to U.S. federal income or withholding tax, unless the proceeds from the Offer are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our Common Stock within the United States to a U.S. Holder and to the proceeds from sales and other dispositions of our Common Stock to or through a U.S. office of a broker by a U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our Common Stock to a U.S. Holder and the proceeds from sales and other dispositions of our Common Stock by a U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
14.	Extension of the Offer; Termination; Amendment
We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release, made available on the Company’s website at robinenergy.com. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.
15.	Fees and Expenses
We have retained Georgeson LLC to act as Information Agent and Broadridge Corporate Issuer Solutions, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
16.	Miscellaneous
Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.
March 24, 2026
The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company to the Depositary as follows:
The Depositary for the Offer is:
Broadridge Corporate Issuer Solutions, LLC

By First Class Mail:	By Overnight Courier:

Broadridge, Inc.	Broadridge, Inc.
Attn: Re-Organization Dept.	Attn: BCIS IWS
P.O. Box 1317	51 Mercedes Way
Brentwood, NY 11717-0718	Edgewood, NY 11717

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:

51 West 52nd Street, 6th Floor
New York, NY 10019
Banks, Brokers and Shareholders Call Toll-Free: (866) 765-9035 (toll free).
Parties outside the U.S. can reach the information agent at +1 (646) 922-9320